UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

Of the Securities Exchange Act of 1934

September 9, 2021

Date of report (date of earliest event reported)

RocketFuel Blockchain, Inc.

 (Exact Name of Registrant as Specified in Charter)

Nevada	Commission File No. 033-17773-NY	90-1188745
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Spear Street, Suite 1100, San Francisco, CA 94105

(Address of Principal Executive Offices)

(424) 256-8560

(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Convertible Note Transaction

On September 9, 2021, we entered into Subscription Agreement (the “Subscription Agreement”) with G Kapital AsP, an accredited investor (the “Investor”), pursuant to which the Investor agreed to purchase a convertible promissory note in the principal amount of $1,500,000 (the “Note”). On September 14, 2021, we amended and restated the Subscription Agreement (as so Amended and Restated, the “A&R Subscription Agreement”) to, among other things, provide that the closing date will be the earlier of October 15, 2021 or such earlier date as agreed between the parties (subject to the terms and conditions of the A&R Subscription Agreement), and that we may terminate the A&R Subscription Agreement at any time prior to the Investor’s payment for the Note.

The Note will accrue interest at a rate of 5% per annum and have a maturity date of October 16, 2022. We will have the right to prepay the Note at any time on or before April 30, 2022 at the rate of 110% of the unpaid principal amount of the Note plus interest.

The Investor may at its option, at any time beginning May 1, 2022 through and including October 15, 2022, convert the outstanding principal and interest on the Note into shares of our common stock at a conversion price per share equal to 80% of the average closing price of our common stock during the 15 trading days prior to the date of conversion. We agreed to reserve a number of shares of our common stock equal to three times the number of shares of common stock which may be issuable upon conversion of the Note at all times.

The Note provides for standard and customary events of default such as failing to timely make payments under the Note when due, the failure of the Company to timely comply with the Securities Exchange Act of 1934, as amended, reporting requirements and the failure to maintain a listing on the OTC Markets. The interest rate on the Note increases to 10% upon the occurrence of an event of default. The Note also contains customary positive and negative covenants. The Note includes penalties and damages payable to the Investor in the event we do not comply with the terms of the Note.

We hope to repay the Investor Note prior to any conversion. In the event that the Note is not repaid in cash in its entirety, Company shareholders may suffer significant dilution if, and to the extent that, the balance of the Note is converted into common stock.

The description of the Note and the A&R Subscription Agreement above is not complete and is qualified in its entirety by the full text of the Note and the A&R Subscription Agreement, filed herewith as Exhibit 10.1, which is incorporated by reference in this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

As described above in Item 1.01, which disclosures are incorporated by reference in this Item 3.02 in their entirety, on September 14, 2021, we entered into the A&R Subscription Agreement with the Investor for the sale of the Note in the principal amount of $1,500,000. The Note will be convertible into our common stock at a discount to the trading price of our common stock, as described in greater detail above.

We claim an exemption from registration for the issuance of the Note and the shares of our common stock issuable upon exercise or conversion thereof pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or Rule 506(b) of Regulation D thereunder, since the foregoing issuances did not involve a public offering, the recipients were (i) “accredited investors”; and/or (ii) had access to similar documentation and information as would be required in a Registration Statement under the Securities Act, and the recipients represented that they acquired the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. The securities were offered without any general solicitation by us or our representatives. No underwriters or agents were involved in the foregoing issuances and we paid no underwriting discounts or commissions. The securities sold are subject to transfer restrictions, and the certificates evidencing the securities contain an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit
Number	Description

10.1	Amended and Restated Subscription Agreement, dated September 14, 2021, between the Investor and RocketFuel Blockchain, Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: September 15, 2021	RocketFuel Blockchain, Inc.

	By:	/s/ Bennett J. Yankowitz
Bennett J. Yankowitz
Chief Financial Officer